Smith Barney Allocation Series  Select Portfolios

Results of a Special Meeting of Shareholders

On November 15, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and
2) to elect Directors. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted On	Votes For	Votes Against	Abstentions
New Management Agreement
Select High Growth  Portfolio	5,913,689.080	80,156.863
Select Growth Portfolio		10,925,511.930	122,970.486
Select Balanced Portfolio	17,916,879.048	274,395.022


				Broker 		Non-Votes
				109,632.748	0
				392,992.535	0
				282,416.812	0

Election of Directors*

					 Authority
Nominees:		Votes For	 Withheld	Abstentions
Walter E. Auch		92,894,375.921	4,934,232.851	39,990.673	0
H. John Ellis		92,866,585.214	4,962,023.558	39,990.673	0
Armon E. Kamesar	92,881,703.639	4,946,905.133	39,990.673	0
Stephen E. Kaufman	92,849,325.430	4,979,283.342	39,990.673	0
John J. Murphy		93,232,738.263	4,595,870.509	39,990.673	0
R. Jay Gerken		93,157,162.768	4,671,446.004	39,990.673	0
* Directors are elected by the shareholders of all of the Funds in the series of the company including the Fund.